Exhibit 10.1
FORM OF EXECUTIVE AGREEMENT
     This Executive Agreement (this “Agreement”) is made effective as of the Effective Date between Complete Production Services, Inc., a Delaware corporation and its subsidiaries (collectively, the “Company”) and ___(“Executive”).
WHEREAS, the Company currently employs Executive; and
WHEREAS, the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key officers and to ensure continuity of management, and that this will further those interests; and
WHEREAS, the Company recognizes that the possibility of a Change of Control of the Company may result in the departure of key executives to the detriment of the Company and its stockholders.
     In consideration of Executive’s continued employment as an executive officer with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1. Term of Agreement
A.	This Agreement shall be for an initial term that continues in effect, through the second anniversary of the Effective Date. The term of this Agreement shall automatically be extended for one or more additional terms of one (1) year, as of each anniversary date of the Effective Date that occurs while this Agreement is in effect. The term of Agreement, however, may be terminated by written notice of termination of this Agreement provided to Executive, and in the event any such termination notice is delivered to Executive then, notwithstanding the preceding sentence concerning automatic renewals, the term of this Agreement shall be deemed terminated effective as of December 31 of the second full calendar year following the date on which such notice of termination of the Agreement is delivered to Executive.

B.	Notwithstanding the foregoing, the term of this Agreement shall terminate upon the expiration of the “Severance Payout Period” or the “Change of Control Payout Period,” as applicable, subject to all rights and benefits hereunder having been paid and satisfied in full.
2. Certain Definitions
A.	“Bonus” “Bonus” shall mean the greater of (i) Target EV for the year of the Date of Termination, or (iii) the highest annual bonus paid during any of the three full fiscal years preceding the Date of Termination.

B.	“Cause” “Cause” shall mean:

(i)	Executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards the Company;

(ii)	Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to it regardless of whether a criminal conviction is obtained;

(iii)	Executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time), which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Executive has failed to devote substantially all of his business time to the Company’s business affairs;

(iv)	Executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or

(v)	Executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s Board of Directors.
     For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
C.	“Change of Control” of the Company will occur for purposes of this Agreement if:
(i)	Any person or group of persons is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities in the Company representing 20% or more of the combined voting power of the Company’s outstanding securities;

(ii)	A change in the majority of the membership of the Board occurs without approval by two-thirds of the Directors who are Continuing Directors. For these purposes, Continuing Directors are persons who (i) were Directors on the Effective Date or (ii) are new Directors whose election was approved by two-thirds of the members of the Board who were Directors on the Effective Date (“Approved Directors”), or (iii) are new Directors whose election was approved by two-thirds of the members of the Board who were Directors on the Effective Date or are subsequently Approved Directors;

(iii)	The Company is merged, consolidated or combined with another corporation or entity, including without limitation, a reverse or forward triangular merger, and the Company’s stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving or resulting corporation or entity after the transaction;

(iv)	A tender offer or exchange offer is made and consummated by a person or group of persons other than the Company for the ownership of 20% or more of the Company’s voting securities; or

(v)	There is a disposition, transfer, sale or exchange of all or substantially all of the Company’s assets, or stockholder approval of a plan of liquidation or dissolution of the Company.
D.	“Change of Control Payout Period” shall mean the period of [two (2)][1] [two and a half (2.5)][2] years following the Date of Termination of Executive, which termination is covered by Section 5 hereof.

E.	“Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company; provided that such date shall not be less than 20 days nor more than 45 days following: (i) involuntary termination, not for Cause, pursuant to Section 4 or 5 hereof, or (ii) the date within the Protective Period that Executive voluntarily terminates his employment for Good Reason so governed by Section 5 hereof, and provided further that such termination qualifies as a “separation from service” within the meaning given to it under Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other guidance issued thereunder.

F.	“Effective Date” shall mean November 13, 2006.

G.	“Executive” shall mean the executive of the Company who is a party to this Agreement and in the event of the Executive’s death after a “qualifying” termination pursuant to Section 4 hereof or a Change of Control pursuant to Section 5 hereof, then the term “Executive” shall include his estate.

H.	“Good Reason” shall mean:
(i)	a failure to re-elect or appoint the Executive to any corporate office or directorship held at the time of the Change of Control or a material reduction in Executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if Executive is assigned duties or responsibilities inconsistent in any material respect

[1]	For Messrs. Flato, Boyd, Burke, Bayardo and Weisgarber

[2]	For Messrs. Mayer, Maroney, Nibling, and Moore

from those of Executive at the time of the relevant Change of Control all on the basis of which Executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected;
(ii)	a material reduction of Executive’s compensation, benefits or perquisites, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the Change of Control;

(iii)	the Company fails to obtain a written agreement satisfactory to Executive from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 9 hereof; or

(v)	the Company requires Executive to be based at any office located more than fifty (50) miles from the Company’s current offices without Executive’s consent.
I.	“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Any purported termination by either party other than pursuant to a Notice of Termination shall not be effective.

J.	“Option Plans” shall mean the Company’s stock option plans, incentive plans, equity participation plans, or other similar plans, and any stock option agreements or other equity award agreements used in connection therewith.

K.	“Protective Period” shall mean the period that commences six months prior to and ends two years following the effective date of a Change of Control.

L.	“Severance Payout Period” shall mean the period of [sixteen (16) months][3] [twenty (20) months][4] following the Date of Termination of Executive, which termination is covered by Section 4 hereof.

M.	“Target EV” shall mean the amount payable to Executive, which is expressed as a percentage of Executive’s Termination Base Salary, as a bonus or incentive payment to Executive under the Company’s annual bonus or incentive program presuming that the Company and individual performed at target under all applicable performance criteria and objectives.

N.	“Termination Base Salary” shall mean Executive’s base salary at the rate in effect at the time the Notice of Termination is given or, for purposes of a Change of

[3]	For Messrs. Flato, Boyd, Burke, Bayardo and Weisgarber

[4]	For Messrs. Mayer, Maroney, Nibling, and Moore

Control, if a greater amount, Executive’s base salary at the rate in effect immediately prior to the Change of Control.
3.	Termination for Cause. The Company may terminate Executive for Cause at any time, including following a Change of Control, upon written notice to the Executive.

4.	Standard Severance Plan. If Executive is terminated involuntarily (i.e., without the consent of Executive) by the Company for any reason other than for Cause (and such termination is not pursuant to a Change of Control) the Executive shall receive the following compensation and benefits from the Company:
A.	The Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination.

B.	Effective as of the Date of Termination, the Company shall pay to Executive an amount equal to [1.33][5] [1.67][6] times the sum of Executive’s Termination Base Salary plus Bonus, payable in a lump sum within thirty days following such Date of Termination.

C.	Effective as of the Date of Termination and in consideration of service through the Date of Termination, the Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Company’s Board of Directors in accordance with the performance criteria established under the Company’s incentive plan and the Company’s actual performance relative to such criteria for such year though the Date of Termination, which amount, however, shall not be less than Target EV, and shall be pro-rated through and including the Date of Termination (on the basis of a 365 day year), payable in a lump sum within thirty days following such Date of Termination.

D.	Notwithstanding any provisions to the contrary in any of the Option Plans, (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock, restricted stock units, performance shares and performance units of Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Date of Termination. [7]

E.	For all options granted after the Effective Date, Executive (or in the event of his death, his estate) shall be entitled to exercise his vested options until 12 months following the Date of Termination. Notwithstanding the provisions of this Section E, no option may be exercised at any time past the term of such option.

[5]	For Messrs. Flato, Boyd, Burke, Bayardo and Weisgarber

[6]	For Messrs. Mayer, Maroney, Nibling, and Moore

[7]	For Messrs. Mayer, Maroney, Nibling, and Moore.

F.	The Company shall provide Executive with additional benefits described in Section 6 hereof.
5.	Change of Control Severance Plan. In the event that during the Protective Period either (a) Executive voluntarily terminates employment for Good Reason or (b) the Company terminates Executive’s employment other than for Cause, the Executive shall receive the following compensation and benefits from the Company:
A.	The Company shall pay to Executive when otherwise due Termination Base Salary through the Date of Termination.

B.	Effective as of the Date of Termination, the Company shall pay to Executive an amount equal to [two][8] [two and a half][9] times the sum of Executive’s Termination Base Salary plus Bonus, payable in a lump sum within thirty days following such Date of Termination.

C.	Effective as of the Date of Termination and in consideration of service through the Date of Termination, the Company shall pay to Executive a bonus for the year in which the Date of Termination occurred in an amount determined in good faith by the Company’s Board of Directors in accordance with the performance criteria established under the Company’s incentive plan and the Company’s performance relative to such criteria for such year though the Date of Termination, which amount, however, shall not be less than Target EV and shall be pro-rated through and including the Date of Termination (on the basis of a 365 day year), payable in a lump sum within thirty days following such Date of Termination.

D.	Effective as of the Date of Termination, the Company shall pay to executive an amount equal to [two][10] [two and a half][11] times the amount the Company would be required to contribute on Executive’s behalf under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans based on Executive’s Termination Base Salary and the applicable maximum Company contribution percentages in effect as of the Date of Termination, payable in a lump sum within thirty days following such Date of Termination.

E.	Effective as of the Date of Termination, Executive shall become and be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit, except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company shall pay Executive

[8]	For Messrs. Flato, Boyd, Burke, Bayardo and Weisgarber

[9]	For Messrs. Mayer, Maroney, Nibling, and Moore

[10]	For Messrs. Flato, Boyd, Burke, Bayardo and Weisgarber

[11]	For Messrs. Mayer, Maroney, Nibling, and Moore

a lump sum payment, within 30 days following the Date of Termination, in an amount equal to the present value of such unvested accrued benefits. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment. Such additional gross-up payment shall be made in a lump sum payment within 30 days following the Date of Termination.
F.	For all options granted after the Effective Date, Executive (or in the event of his death, his estate) shall be entitled to exercise his vested options until 12 months following the Date of Termination. Notwithstanding the provisions of this Section F, no option may be exercised at any time past the term of such option.

G.	The Company shall provide Executive with additional benefits described in Section 6 hereof.
6.	Additional Benefits.
A.	Health, Dental, Disability and Life Insurance and Benefits. Throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 4, or of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 5, the Company shall provide Executive and Executive’s eligible family members, based on the cost sharing arrangement in effect between Executive (or persons of similar position) and the Company on the Date of Termination, with medical and dental health benefits and disability and life insurance coverage and benefits at least equal to those in effect for Executive or persons of similar position on the Date of Termination or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change of Control Payout Period, as applicable. Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical, dental and disability benefits under such successor employer’s plans, the Company’s obligations under this Section 6A shall be reduced to the extent comparable benefits are actually received by Executive during the Severance Payout Period or Change of Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. For the sake of clarity, Executive shall be entitled to all of the insurance and benefits provided by this Section 6A, and such benefits shall not be mitigated, in the event that as of the Date of Termination or at any time during the Severance Payout Period or Change of Control Payout Period, as applicable, Executive is receiving medical, dental, health, disability or life benefits or insurance through the plans or obligations of a former employer.
In the event Executive is ineligible under the terms of the Company’s benefit plans or programs to be so covered as required by this Section 6A, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) on the Date of Termination. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sums payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment. Such additional gross-up payment shall be made in a lump sum payment within 30 days following the Date of Termination.
B.	Automobile Allowance. The Company shall provide Executive with a lump sum payment, in lieu of an automobile allowance, equal to the monthly car allowance in effect on the date of the Date of Termination, multiplied by the number of months comprising the Severance Payout Period or Change of Control Payout Period, as applicable. Such lump sum payment shall be made within 30 days following the Date of Termination.
7.	Accelerated Vesting of Certain Equity Awards Upon a Change of Control.
Notwithstanding any provisions to the contrary in any of the Option Plans, upon a Change of Control (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding             shares of restricted stock, restricted stock units, performance shares and performance units of Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Date of Termination.
8.	Excise Taxes and Gross-Up Payments.[12]

[12]	For Messrs. Mayer, Maroney, Nibling, and Moore.

A.	If any payment or benefit received or to be received by Executive in connection with a change in control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Total Payments and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Section 8, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Total Payments.

B.	All determinations required to be made under this Section 8, including whether and when the Gross-Up Payments are required and the amount of such Gross-Up Payments, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of the Section 8), shall be made by the Company’s independent certified public accountants (the “Accountants”). The Accountants shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payments within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Total Payments. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding upon the Company and Executive.

C.	For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payments, Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payments are to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payments are to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid if such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payments in Executive’s adjusted gross income.
D.	To the extent practicable, any Gross-Up Payments shall be paid by the Company at the time Executive is entitled to receive the Total Payments and in no event will any Gross-Up Payments be paid later than thirty (30) days after the receipt by Executive of the Accountant’s determination. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payments made will have been an amount less than the Company should have paid pursuant to this Section 8 (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 8 and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

E.	Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payments. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
F.	The Gross-Up Payments shall be paid to Executive during Executive’s employment, or following the termination of Executive’s employment, as determined under the foregoing provisions; provided, however, such benefits and payments shall be paid not later than fifteenth day of the third month following the later of the end of the taxable year of Executive in which Executive’s Date of Termination occurs, or the end of the taxable year of the Company (or any successor thereto) in which such Executive’s Date of Termination occurs.
9.	Mitigation.
Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 6A, shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.
10.	Successor Agreement.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Agreement and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All references herein to the Company shall include the Successor entity. Failure of the successor entity to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for good cause.
11.	Indemnity.
In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgements, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.
12.	Notice.
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

The Company:	Executive:

Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Attn: Chief Executive Officer
with a copy to General Counsel
13.	Dispute Resolution.
If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.
A.	The Company will, within ten (10) business days of the Notice, appoint a single arbitrator. The arbitrator will set the rules and timing of the arbitration, but will generally follow the rules of the American Arbitration Association and this Agreement where same are applicable and shall provide for written fact findings.

B.	The arbitration hearing will in no event take place more than ninety (90) days after the appointment of the arbitrator.

C.	The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

D.	The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.
14.	Governing Law.
This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Texas.
15.	Compliance With Internal Revenue Code Section 409A.
A.	Notwithstanding anything herein to the contrary, all lump sum payments and gross up payments to be made pursuant to this Agreement shall be paid not later than the fifteenth day of the third month following the later of the end of the taxable year of Executive in which Executive’s Date of Termination occurs, or the end of the taxable year of the Company (or any successor thereto) in which such Date of Termination occurs.

B.	This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”

C.	Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, and any other Treasury Regulations and other guidance thereunder (“Separation from Service”) with respect to the Company and its affiliates, and (ii) if Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). In the event that any benefit provided for in this Agreement is subject to this subsection, such benefit shall be paid on the sixtieth day following the payment date determined under this subsection, and shall be made subject to the requirements of Sections 4 and 5, as applicable.
16.	Non-Disparage, Non-Compete and Non-Solicitation Covenants; General Release.
A.	Non-Disparage. As an additional inducement for the Company to enter into this Agreement, Executive agrees that Executive shall refrain throughout the term of this Agreement, and throughout the Severance Payout Period or the Change of Control Payout Period, as applicable, from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or confidential information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

B.	Non-Solicitation. As an additional inducement for the Company to enter into this Agreement, Executive agrees that throughout the Severance Payout Period or the Change of Control Payout Period, as applicable, Executive shall not, directly or indirectly knowingly induce any person in the employment of the Company to (A) terminate such employment, or (B) accept employment, or enter into any consulting arrangement, with anyone other than the Company.

C.	Non-Competition. As an inducement for the Company to enter into this Agreement, Executive agrees throughout the Severance Payout Period or the Change of Control Payout Period, as applicable, Executive shall not, anywhere in the world, directly or indirectly (i) engage without the prior express written consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 2% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if Executive knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Business, or (ii) meaningfully assist, help or otherwise support, without the prior express written consent of the Company, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 2% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if Executive knows or reasonably should know that such business or activity, directly or indirectly competes in any material manner with the Business. For purposes of this Section 16(C), the term “Business” shall refer to the business of the Company as presently conducted or as conducted on the Date of Termination.

D.	General Release. As an additional inducement for the Company to enter into this Agreement, and as a condition to payment and provision of benefits under this Agreement to Executive or Executive’s estate, Executive agrees that Executive (or Executive’s trust or estate, as applicable) shall execute and deliver and not revoke within any revocation period required by law, a general release of claims in favor of the Company and its employees, directors, agents and affiliates in a form acceptable to the Company in its sole and absolute discretion.

E.	Reasonable Restrictions. Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

17.	Cooperation

During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during his employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing his obligations hereunder.

18.	Entire Agreement; No Oral Modifications.
         This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement to be effective the date first above written.

EXECUTIVE	COMPLETE PRODUCTION SERVICES, INC., a Delaware corporation

By

Joseph C. Winkler
Chief Executive Officer

And

James F. Maroney, III
Vice President, Secretary and General Counsel